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                       [Bonn Schmitt Steichen Letterhead]

                                                                     Exhibit 5.3

Jafra Worldwide Holdings (Lux) S.ar.l..
174, route de Longwy,
L-1941 Luxembourg
Luxembourg

Jafra Cosmetics International, Inc.
2451 Townsgate Road
Westlake Village, CA 91361

Distribuidora Comerical Jafra, S.A. de C.V.
Jafra Cosmetics International, S.A. de C.V.Distribuidora Venus, S.A. de C.V. Dirsamex, S.A. de C.V.
Serviday, S.A. de C.V.Cosmeticos y Fragancias, S.A. de C.V.JafraFin, S.A. de
  C.V.
Jafra Cosmetics, S.A. de C.V.
Blvd. Adolfo Lopez Mateos 515
Colonia Tlacopac, 01040
Mexico, D.F.

Luxembourg, August 12, 2003



                       REGISTRATION STATEMENT ON FORM S-4
                     OF JAFRA COSMETICS INTERNATIONAL, INC.,
                  DISTRIBUIDORA COMERICAL JAFRA, S.A. DE C.V.,
                 JAFRA WORLDWIDE HOLDINGS (LUX) S.AR.L. AND THE
                      SUBSIDIARY GUARANTORS REFERRED HEREIN
                          (REGISTRATION NO. 333-106666)

Ladies and Gentlemen,


      We have acted as special Luxembourg counsel to Jafra Worldwide Holdings
(Lux) S.ar.l., a Luxembourg societe a responsabilite limitee (the "Parent") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a Prospectus (the "Prospectus") relating to the proposed offering by Jafra Cosmetics International, Inc., a Delaware corporation (the "U.S. Issuer") and DISTRIBUIDORA COMERICAL JAFRA, S.A. DE C.V., a sociedad

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anonima de capital variable organized under the laws of the United Mexican
States (the "Mexican Issuer." and together with the U.S. Issuer, the "Issuers"), of U.S.$200,000,000 aggregate principal amount of the Issuers' 10 3/4% Senior Subordinated Notes Due 2011 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuers' outstanding 10 3/4% Senior Subordinated Notes Due 2011 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture, dated as of May 20, 2003, among the Parent, the Issuers and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of May 20, 2003 (as so supplemented, the "Indenture"), among Jafra Cosmetics International S.A. de C.V., Distribuidora Venus, S.A. de C.V., Dirsamex, S.A. de C.V., Serviday, S.A. de C.V., Cosmeticos y Fragancias, S.A. de C.V., JafraFin S.A. de C.V. , Jafra Cosmetics, S.A. de C.V. each of which is a subsidiary of the Mexican Issuer. and a company organized under the laws of the United Mexican States (collectively, the "Subsidiary Guarantors"), the Parent, the Issuers and the Trustee. The obligations of the U.S. Issuer pursuant to the New Notes are to be guaranteed by the Parent andthe Mexican Issuer and the obligations of the Mexican Issuer pursuant to the New Notes are to be guaranteed by the Parent, the U.S. Issuer and the Subsidiary Guarantors, pursuant to and as set forth in the Indenture (such guarantees by the Parent, the "Parent Guarantee", such guarantees by the Issuers, the "Cross Guarantees", and such guarantees by the Subsidiary Guarantors, the "Subsidiary Guarantees").

      We have examined the following:

      1.    the Indenture;

      2.    the Parent Guarantee as set forth in the Indenture;

      3. resolutions adopted at a meeting of the Board of Directors of the Parent held on May 1, 2003;

      4.    the articles of incorporation of the Parent; and

      5.    such other documents as we have deemed necessary.

      The Indenture, the Parent Guarantee and the New Notes are together referred to as the "Issue Documents".

      For the purposes of this opinion, we have also assumed:


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a)    that each of the parties to the Issue Documents (other than Parent) is duly incorporated and validly existing under the laws of its place of incorporation and has full corporate power and capacity to enter into and perform its obligations under the Issue Documents including but not limited to the parties' obligations under the Cross Guarantees and the Subsidiary Guarantees;

b) that each of the Issue Documents has been duly authorized, executed and delivered by each of the parties hereto (other than Parent) in accordance with all applicable laws (other than the laws of Luxembourg);

c) that each of the Issue Documents, the Cross Guarantees and the Subsidiary Guarantees constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (other than the laws of Luxembourg) and that, insofar as any of such obligations is to be performed in any jurisdiction other than Luxembourg, its performance will not be illegal or ineffective by virtue of the laws (or doctrines of public policy) of that jurisdiction;

d) that the New Notes will be duly authenticated by the Trustee in the manner provided in the Indenture;

e) the genuineness of all signatures on and the authenticity and completeness, of all documents submitted to us, whether as originals or in electronic format;

f) that all authorizations consents, approvals, notices, filings, recordings, publications and registrations and other steps which are necessary under any applicable laws or regulations (other than the laws of Luxembourg) in order to permit the execution, delivery and performance of the Issue Documents and the issue of the New Notes have been made or obtained within the period permitted by such laws or regulations and, if required to be maintained, are and will be maintained and none of the transactions contemplated by the Issue Documents will infringe the terms of or constitute a default under any agreement, instrument or obligation to which any of the parties to the Issue Documents is a party or by which any of its property, undertaking, assets or revenues is bound;

g) the conformity to originals of all documents supplied to us as photocopies or facsimile copies or in electronic format;

h) that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;


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i)    that the representations and warranties given, or to be given, by the respective parties in the Issue Documents or the New Notes (other than to the extent to which we are expressing an opinion in this Opinion with regard to the Parent) and when repeated in accordance therewith, as the case may be, are, and will be, when given or repeated, in each case true, accurate and complete in all respects;

j) that each of the Issue Documents have been entered into and the Parent Guarantee will be granted for bona fide commercial reasons and on arm's length terms;

k) that none of the Issue Documents has, since the date of its execution, been in any way altered, whether by written or oral agreement or by the course of conduct of the parties thereto or otherwise;

l) that the Issue Documents have been, and will be, observed and performed in accordance with their respective terms by the parties thereto;

m) that, as of the day hereof, none of the parties to the Issue Documents meets the criteria, or threatens to meet the criteria for becoming subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion controlee), suspension of payments (sursis de paiement), court ordered liquidation or reorganization or any similar procedure affecting the rights of creditors generally (INSOLVENCY PROCCEDINGS) on the date hereof and that none of the parties to the Issue Documents will become subject to Insolvency Proceedings as a consequence of entering into the Issue Documents to which it is a party or the New Notes in any relevant jurisdiction; and

n) The lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any of the parties to the Issue Documents or the New Notes, their respective directors, employees and agents.

      On the basis of the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are, as of the date hereof, of the opinion that:

      (i) Parent has been duly incorporated and is validly existing under the laws of Luxembourg;

      (ii) Parent had and has the corporate power and authority to execute, deliver and perform its obligations under the Issue Documents;

      (iii) The Indenture has been duly authorized, executed and delivered by Parent;


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      (iv) The choice of law provisions set forth in the Issue Documents will be recognized by the courts of Luxembourg; Parent may be sued and, may sue, in its own name under the laws of Luxembourg; under the laws of Luxembourg the submission of Parent to the jurisdiction of any United States federal or state court in the Borough of Manhattan in the City of New York (each a "New York Court" and collectively the "New York Courts") is legal, valid and binding; any judgment obtained in a New York Court arising out of or in relation to the obligations of Parent under the Issue Documents will be recognized in Luxembourg, subject to and in accordance with applicable rule on enforcement of foreign judgment; and

      (v) No Luxembourg governmental authorization is required to effect payments of principal, premium, if any, and interest (including any Additional Amounts due and payable thereon) on the New Notes or any payment in respect of the Parent Guarantee.

      The opinions expressed herein are subject to the following qualifications:

(a) the obligations of Parent under the Issue Documents and the enforceability of the Issue Documents will be subject to and may be limited by general principles of bankruptcy, liquidation, insolvency or reorganization or other laws of similar effect relating to or affecting the enforcement of creditors' rights generally (hereinafter the "Insolvency Laws") and in particular in relation to the Parent;

            (i) during a gestion controlee (controlled management) procedure under the Grand-Ducal Decree dated 24 May 1935 on the procedure of gestion controlee, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management;

            (ii) the obligations of Parent under the Issue Documents or the New Notes may be affected and, after their performance, subject to annulment by a court on the basis of Article 445 of the Luxembourg Code of Commerce, if the Issue Documents or the New Notes have been entered into during the suspect period ("periode suspecte") (which is the period starting on the date determined by the bankruptcy court as being the date of cessation of payment, which cannot be earlier than 6 months before the date of the bankruptcy judgment, and ending on the date of the bankruptcy judgment) or ten days before. The


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                  Issue Documents or the New Notes may come under Article 445 if they constitute or contain, or the performance of such obligations thereunder would constitute (i) a contract for the transfer of movable or immovable property done without consideration, or a contract or transaction done with notably insufficient consideration for the insolvent party, or (ii) a payment, whether in cash or by transfer, assignment, sale, set-off or otherwise for debts not yet due, or a payment other than in cash or bills of exchange for debts due, or (iii) a contractual or judiciary mortgage, pledge, or charge on the debtor's assets for previously contracted debts;

            (iii) the obligations of Parent under the Issue Documents or the New
                  Notes may be affected and after their performance, subject to annulment by a bankruptcy court on the basis of Article 446 of the Luxembourg Code of Commerce, if the Issue Documents or the New Notes constitute or contain, or the performance of such obligations thereunder would constitute a payment for due debts or an onerous act done by Parent after the cessation of payments (such date as determined by the bankruptcy court) and prior to the judgment opening Insolvency Proceedings, if the counter-party that has received from or dealt with Parent had knowledge of the cessation of payments;

            (iv) regardless of the date of execution and performance, the Issue Documents or the New Notes may be declared null and void in relation to Parent, if they have been entered into with the fraudulent intent of the parties thereto to deprive other creditors of the insolvent party of their rights (Article 448 of the Code of Commerce);

            (v) the obligations of Parent may be affected or limited by the rights of the receiver, liquidator or other court official appointed in the Insolvency Proceedings to selectively perform contracts profitable to the insolvent party's estate and renounce to the performance of contracts which are not profitable to the insolvent party's estate ("cherry-picking"), where such contracts have not been terminated


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                  automatically by the opening of the insolvency proceedings on the basis of an express contractual provision, or by operation of law; the counterparty to that agreement (i) may enter a claim for damages in the bankruptcy and such claim shall rank pari passu with claims of all other unsecured creditors and/or
                  (ii) seek a court order to have the relevant contract dissolved; it will, however, no longer be possible to seek injunctive relief or to require specific performance;

            (vi) we express no opinion as to whether any provision of the Issue Documents or the New Notes conferring a right of set-off, of subrogation, a preferential payment right or a right of payment before due date or similar rights would be effective against a bankruptcy receiver or a liquidator;

            (vii) based on our interpretation of general principles of
                  Luxembourg civil and commercial law, the contractual subordination of claims set forth in the Issue Documents or the New Notes whereby a creditor agrees to subordinate the payment of its claims to the prior payment of claims owed to another creditor should be valid as between the contracting parties and would be upheld in case of Insolvency Proceedings. To the best of our knowledge, there are, however, no published Luxembourg court precedents or legal writing on this matter. This position is supported by Belgian legal scholars;

(b) the enforcement of the Indenture and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of Parent and this opinion should not be taken to imply that a Luxembourg Court will necessarily grant any remedy, in particular, orders for specific performance and injunctions will not be available;

(c) where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg they may not be enforceable under Luxembourg law if and to the extent such performance or


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      observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction;

(d) the Luxembourg courts would not apply a chosen foreign law if the choice were not made bona fide and/or if:

            (i)   the foreign law were not pleaded and proved; or

            (ii) if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg international public policy;

(e) a Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and a Luxembourg Court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before the Court;

(f) whilst, in the event of any proceedings being brought in a Luxembourg Court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg Court would have power to give judgment expressed as an order to pay a currency other than Euro, enforcement of the judgment against the Parent in Luxembourg would be available only in Euro and for such purposes all claims or debts are converted into Euro normally at the prevailing exchange rate on the date of payment;

(g)   Enforcement before the courts of Luxembourg will be subject to:

            (i) the nature of the remedies available in the Luxembourg courts (and nothing in this opinion must be taken as indicating that specific performance or injunctive relief would be available as remedies for the enforcement of such obligations);

            (ii)  the acceptance by such courts of internal jurisdiction;

            (iii) prescription or limitation periods (within which suits, actions or proceedings may be brought); and


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            (iv)  the availability of defences such as, without limitation, set-off (unless validly waived), fraud, misrepresentation, unforeseen circumstances, undue influence, duress, error, and counter-claim;

(h) any determination or certificates made or given pursuant to the provisions of the Indenture which provide for such determination or certificate to be final, conclusive or binding might not necessarily be held under Luxembourg law to be final, conclusive or binding;


(i) a contractual provision conferring or imposing a remedy, an obligation or penalty consequent upon default may not be fully enforceable if it were construed by a Luxembourg Court as constituting an excessive pecuniary remedy and a Luxembourg court has a discretion to decrease the amount of agreed damages, indemnities or penalties which it regards as manifestly excessive; in order to determine whether a contractual provision constitutes an excessive pecuniary remedy, the court would generally consider the amount of loss actually suffered by the party entitled to an indemnity or penalty, and compare it to the amount of penalties and damages payable pursuant to the clause, and would reduce such amount if it was manifestly excessive in view of the circumstances;

(j) as regards jurisdiction, a Luxembourg Court may stay proceedings if concurrent proceedings based on the same grounds and between the same parties have been brought previously before another Court;

(k) any power of attorney and mandate, as well as any other agency provisions (including, but not limited to, powers of attorney and mandates expressed to be irrevocable) granted and all appointments of agents made by Parent, explicitly or by implication, will (a) normally terminate by law and without notice in case Luxembourg Insolvency Proceedings are initiated and
      (b) may be capable of being revoked by Parent despite their being expressed to be irrevocable, which causes the withdrawal of all powers to act on behalf of Parent, although such a revocation may give rise to liability for damages of the revoking company for breach of contract. This principle is considered as a mandatory rule under Luxembourg law, and it can therefore not be excluded that a Luxembourg court would consider this principle to be part of international public policy, and that it would be applied regardless of the chosen governing law to any agency provisions or power or attorney granted by a Luxembourg company;


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(l)   a contractual provision allowing the service of process against the Parent to a service agent would not preclude the Luxembourg statutory provisions allowing the valid servicing of process against the Parent at its domicile;

(m) no opinion is given as to the taxation consequences of the transactions contemplated by the Issue Documents;

(n) the president of a competent district court (Tribunal d'Arrondissement) (or, to the extent applicable, any other jurisdiction) in Luxembourg, in any matter in which the plaintiff seeks provisional measures in summary proceedings (refere) or a permission to levy a prejudgement attachment (autorisation de saisie-arret conservatoire), may assume jurisdiction, on the basis of the general provisions of Luxembourg law, in connection with assets located in Luxembourg notwithstanding the submission to the jurisdiction of the courts of another jurisdiction, and such action would most likely be governed by Luxembourg law;

(o) the ability of any party to assume control over another party's proceedings before a Luxembourg court may be limited by Luxembourg rules of civil procedure;

(p) we express no opinion as to the validity or the enforceability of any clauses providing for the bringing of claims or proving of debts or taking any other formal procedural steps in a Luxembourg court by any party who is not personally entitled to such claim, action or formal step, including any claims to be brought by a trustee or receiver for the enforcement of any rights to which it is not personally entitled;

(q) contractual limitations of liability are unenforceable in case of gross or intentional negligence;

(r) provisions seeking to exclude any liability against third parties (which are not a party to the agreement in which such provisions are contained) may not be enforceable if Luxembourg tort law (responsabilite civile delictuelle) is applicable to the liability action;

(s) any provisions allowing the conversion of claims between currencies would not be enforceable in Insolvency Proceedings, where claims (in particular those to be proofed in the proceeding) have generally to be converted at the rate in force at the day of opening of the Insolvency Proceedings, any indemnities in relation to currency conversions or loss due to such conversions may not be enforceable


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      in case of exchanges made due to mandatory provisions of Luxembourg
      Insolvency Laws, and any indemnity obligations which purport to continue after the opening of Insolvency Proceedings may not be enforceable to that extent; and

(t) a Luxembourg court may refuse to give effect to a provision in any of the Issue Documents or New Notes which attempts to make one or more provisions in the Issue Documents or New Notes several from other provisions therein, in particular if to do so would affect the substance of such Issue Documents or New Notes.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

      This opinion is strictly limited to the matters of Luxembourg law stated herein and is not to be read as extending by implication to any other matters. This opinion is governed by Luxembourg law and the Luxembourg Courts have exclusive jurisdiction in respect thereto.

                                                  Yours faithfully,

                                              /s/ BONN SCHMITT STEICHEN
                                              ---------------------------
                                                  BONN SCHMITT STEICHEN


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